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[JEFFERSON PILOT FINANCIAL LOGO]

JEFFERSON PILOT FINANCIAL INSURANCE COMPANY, One Granite Place, P.O. Box 515, Concord, New Hampshire 03302

                      GUARANTEED INSURABILITY OPTION RIDER
                 AN OPTION TO PURCHASE ADDITIONAL LIFE INSURANCE

Jefferson Pilot Financial Insurance Company has issued this Rider as a part of the policy to which it is attached.

BENEFIT - The Company agrees, at the option of the Insured, to permit the purchase of an increase in the Specified Amount of the policy. Such purchase must be made during an Option Period. Evidence of insurability is not required. Each increase purchased must be for an amount equal to or less than the applicable Schedule Amount shown below.

                          SCHEDULE AMOUNT
     ----------------------------------------------------------------------
      AGE AT ISSUE OF     FIRST OPTION                SUBSEQUENT
        THE POLICY            DATE                   OPTION DATES
     ----------------------------------------------------------------------
           0-35         Twice the Amount of        The Amount of Guaranteed
                        Guaranteed Insurability    Insurability Benefit*
                        Benefit*

          36-40         The Amount of Guaranteed
                        Insurability Benefit*            NONE

*As shown on page 3 of the policy.

CONDITIONS - This Rider is subject to the following conditions:

(1) Proper written appIication must be received by the Company at its Home Office during the Option Period. The application must be in such form as may be required by the Company.

(2) If this option is exercised during a Regular Option Period, then the effective date of the increase will be the Regular Option Date.

     If this option is exercised during a Substitute Option Period, then the effective date of the increase will be the next monthly anniversary day after written request.

(3)  The minimum increase is $10,000.

(4) The cost of the increase will be based on the same premium class as the original amount of insurance.

(5) The cost of the increase shall be that in effect by the Company on the effective date of the increase. Such cost shall be based on the then attained age of the Insured at nearest birthday.

(6) The total number of options that may be exercised cannot be greater than the number of Regular Option Dates available.

(7) If the basic poIicy does not contain a benefit to waive monthly deductions in the event of total and permanent disability, then increases to the Specified Amount will not include such a waiver benefit.

     If the basic policy does contain a benefit to waive monthly deductions in the event of total and permanent disability, then increases to the Specified Amount may include such a waiver benefit. Satisfactory evidence of insurability will be required to include this waiver benefit for the increase.


THIS SPECIMEN POLICY REPRESENTS THE GENERIC LANGUAGE OF THE POLICY CONTRACT, INCLUDING RIDERS. POLICY LANGUAGE, FEATURES, AND AVAILABILITY MAY VARY BY STATE. PLEASE BE SURE TO CHECK PRODUCT AND RIDER AVAILABILITY IN THE STATE YOU ARE SOLICITING. AGENTS SHOULD REFER TO THE PRODUCTS SECTION ON JPF NET.

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(8)  The right to purchase an increase during an Option Date shall expire at the end of such Option Period. This right cannot be carried forward to be exercised on any future date. However, such expiry dates shall not affect the right to purchase an increase during a subsequent Option Period, if any.

OPTION PERIODS

REGULAR OPTION PERIOD - A Regular Option Period shall be the 60 day period which ends on a Regular Option Date.

SUBSTITUTE OPTION PERIOD - A Substitute Option Period shall be the 90 day period immediately following a Substitute Option Date. If an increase is purchased during a Substitute Option Period, then the next Regular Option Date will be canceled.

OPTION DATES

REGULAR OPTION DATES - Regular Option Dates shall be the policy anniversaries nearest the Attained Ages shown below.

                    AGE AT ISSUE     REGULAR OPTION DATES
                    OF THE POLICY      (ATTAINED AGES)
                 ------------------ -------------------------
                       0-23            24, 28, 32, 36, 40
                      24-27            28, 32, 36, 40
                      28-31            32, 36, 40
                      32-35            36,40
                      36               40
                      37               41
                      38               42
                      39               43
                      40               44

SUBSTITUTE OPTION DATES - The Substitute Option Dates will be those dates of:

(1)  The Insured's marriage; and

(2)  The birth or legal adoption of the children of the Insured.

     Substitute Option Dates must occur before the last Regular Option Date.

TERMINATION

TERMINATION - This Rider will cease as soon as one of the following occurs:

(1)  The basic policy terminates.

(2)  The last Regular Option Date shown in the table has passed.

(3)  The maturity date of the basic policy is attained.

(4) The Company receives a proper written request to terminate this rider. In this case the Company reserves the right to require the policy for endorsement.

CONSIDERATION

CONSIDERATION - This Rider is issued in consideration of the application therefor and payment of the cost for this Rider. The cost for this Rider will be included in the monthly deduction, as defined in The Policy. The monthly deduction for The Policy after this Rider has ceased will be reduced by the cost for this Rider. The deduction of any cost for this Rider after it has ceased shall not extend the term of this Rider. Any such deduction will be refunded.